Exhibit 21

QUANTUM CORPORATION

SUBSIDIARIES OF THE REGISTRANT

1.	ATL Products Ltd., a United Kingdom corporation

2.	Quantum International Inc., a Delaware corporation

3.	Quantum Peripheral Products (Ireland) Ltd., an Ireland corporation

4.	Quantum Peripherals (Europe) Sárl., a Swiss corporation

5.	Quantum Peripherals (Malaysia) Sdn. Bhd., a Malaysian corporation

6.	Quantum Distribution (UK) Limited, a United Kingdom corporation

7.	Quantum Storage Australia Pty. Ltd., an Australian corporation

8.	Quantum Storage Germany GmbH, a German corporation

9.	Quantum Storage France, a French corporation

10.	Quantum Storage Japan Corporation, a Japanese corporation

11.	Quantum Storage Singapore Pte. Ltd., a Singapore private company

12.	Quantum Storage Solutions (M) Sdn. Bhd., a Malaysian corporation

13.	Quantum Storage UK Ltd., a United Kingdom corporation

14.	Certance Holding Corporation, a Delaware corporation

15.	Certance LLC, a Delaware limited liability company

16.	Certance (US) Holdings, Inc., a Delaware corporation

17.	Certance International, a Cayman Islands company

18.	M4 Data (Holdings) Ltd., a UK corporation

19.	Advanced Digital Information Corporation, a Washington Corporation

20.	ADIC AG, a Swiss corporation

21.	Quantum GmbH, a Germany corporation

22.	ADIC Germany GmbH & Co. KG, a Germany corporation

23.	ADIC Germany Beteiligungs GmbH, a Germany corporation

24.	ADIC International Holdings, a Cayman Islands company

25.	ADIC Korea Co. Ltd., a Korean corporation

26.	ADIC Limited, a UK corporation

27.	Quantum SARL, a French corporation

28.	ADIC Manufacturing, LLC, a Delaware company

29.	Mountaingate Imaging Systems Corporation, a Delaware corporation

30.	Pathlight Technology, Inc., a Delaware corporation

31.	ADIC (US) Holdings, a Delaware corporation

32.	A.C.N. 120.786.012 Pty. Ltd., an Australian company

33.	Rocksoft Pty. Ltd., an Australian company

34.	Rocksoft, Inc., a Texas corporation